CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information and to the incorporation by reference of our reports dated December 24, 2014 on the financial statements and financial highlights of the AlphaOne Micro Cap Equity Fund, AT Disciplined Equity Fund, AT Income Opportunities Fund, AT Mid Cap Equity Fund, Edgewood Growth Fund, FMC Select Fund, FMC Strategic Value Fund, Haverford Quality Growth Stock Fund, LSV Conservative Value Equity Fund, LSV Value Equity Fund, LSV Small Cap Value Fund, LSV Global Value Fund, LSV Global Managed Volatility Fund, LSV U.S. Managed Volatility Fund, Sands Capital Global Growth Fund, Thomson Horstmann & Bryant MicroCap Fund, Thomson Horstmann & Bryant Small Cap Value Fund, Westwood Dividend Growth Fund, Westwood Emerging Markets Fund, Westwood Global Dividend Fund, Westwood Global Equity Fund, Westwood Income Opportunity Fund, Westwood LargeCap Value Fund, Westwood Short Duration High Yield Fund, Westwood SmallCap Value Fund, Westwood SMidCap Plus Fund, and Westwood SMidCap Fund (twenty-seven of the series constituting The Advisors' Inner Circle Fund) included in the Annual Reports to shareholders for the year ended October 31, 2014, in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 252 to File No. 033-42484) of The Advisors' Inner Circle Fund.

                                                           /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 26, 2015